UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4870 Sadler Road, Suite 300, Glen Allen, Virginia 23060
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (804) 205-5036

______________________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02    Unregistered Sales of Equity Securities.

As previously reported in our Current Reports on Form 8-K filed January 14, 2019 and January 24, 2019, we have previously entered into a series of exchange agreements with certain holders (each a “Holder”, and collectively, the “Holders”) of our previously issued convertible debentures and promissory notes (each a “Note”, and collectively, the “Notes”). Under the Exchange Agreements, we agreed with the Holders to exchange all outstanding obligations under the Notes (including original issue discount, premium that would be due on redemption, principal, interest, default interest, penalties and costs) for an amount of stated value of our Series A Convertible Preferred Stock (the “Series A Preferred”) equal to the greater of the amount due under the note if redeemed or the amount that was required to be paid by the holders to acquire the notes from the original purchasers thereof, including any premium payment.

Effective February 28, 2019, we entered into additional exchange agreements which effectively retired the last of our remaining convertible notes. The additional exchange agreements retired total note obligations of $118,926 in exchange for 118,926 shares of Series A Preferred. The issuance of Series A Preferred in exchange for the Notes was made in reliance on the exemption from registration provide by Rule 3(a)(9) under the Securities Act.

In total, we have issued a total of 829,450 shares of Series A Preferred and have retired a total of approximately $829,450 in convertible note obligations.

As previously reported, each share of Series A Preferred has a stated value of $1.00 per share.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to a payment as set forth in the Certificate of Designation. The Series A Preferred is convertible into such number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) equal to the Stated Value as defined in the Certificate of Designation, divided by $0.025 per share. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series A Preferred Stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be increased by the holder up to, but not exceeding, 9.99%. Each share of Series A Preferred Stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series A Preferred Stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series A Preferred Stock are convertible into at such time, but not in excess of the Beneficial Ownership Limitation.

Issuance of Additional Common Stock In Private Offering

On March 6, 2019, we held additional closings in our private placement offering of common stock, par value $0.0001 per share (the “Common Stock”). As disclosed in our Current Reports on Form 8-K filed February 21, 2019 and February 28, 2019, we have previously accepted subscriptions of $1,834,053 for a total of 71,298,628 shares of Common Stock. The additional closings held March 6, 2019 were for an additional $298,200 for an additional 11,351,515 shares of Common Stock. The offer and sale of these shares was made solely to "Accredited Investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). We engaged in no general solicitation or advertising with regard to the offering. Accordingly, the offer and sale of these shares was exempt under Rule 506 of Regulation D under the Securities Act.

Following the issuance of common stock as described above, our total issued and outstanding common stock will be 204,603,855 shares.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation for Series A Convertible Preferred Stock(1)
10.1	Form of Exchange Agreement for Series A Preferred Stock(1)

(1) Incorporated by reference to Current Report on Form 8-K filed January 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.

Date: March 6, 2019	By:	/s/ Philip J. Young
Philip J. Young
President and Chief Executive Officer